SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                             --------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. ____________)


                             INFODATA SYSTEMS INC.
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                               (Name of Issuer)


                                 COMMON STOCK
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                        (Title of Class of Securities)


                                   456650209
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                                (CUSIP Number)


                                 JULY 22, 1997
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            (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:


      [ ]  Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [ ]  Rule 13d-1(d)

 Schedule 13G                        Forms                               7100
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 CUSIP No. 456650209                  13G                   Page 2 of 6 Pages
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1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alan S. Fisher
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                        (b) [ ]
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
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NUMBER OF          | 5.  SOLE VOTING POWER    100%
SHARES             |---------------------------------------------------------
BENEFICIALLY       | 6.  SHARED VOTING POWER
OWNED BY           |---------------------------------------------------------
EACH               | 7.  SOLE DISPOSITIVE POWER     100%
REPORTING          |---------------------------------------------------------
PERSON WITH        | 8.  SHARED DISPOSITIVE POWER
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         313,88310.
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDED CERTAIN SHARES*
                                                                      [ ]
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.04%12.
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12. TYPE OF REPORTING PERSON*

    IN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a).  NAME OF ISSUER:

                  INFODATA SYSTEMS INC.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12150 MONUMENT DRIVE, FAIRFAX, VA 22033

ITEM 2(a).  NAME OF PERSON FILING:

                  ALAN S. FISHER

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1350 WILLOW ROAD, #202, MENLO PARK, CA 94025

ITEM 2(c).  CITIZENSHIP:

                  USA

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK

ITEM 2(e).  CUSIP NUMBER:

                  456650209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILLING IS A:

      (a) [ ] Broker or dealer registered under Section 15 of the Exchange
              Act.

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

      (e) [ ] An investment adviser in accordance with Rule
              13d-1(b)(1)(ii)(E):

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F):


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

      (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G):

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act:

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act:

      (j) [ ] Goup, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

ITEM 4.     OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount of beneficially owned:

            313,883
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      (b)   Percent of class:

            7.04%
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      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  313,883
                  -----------------------------------------------------------

            (ii)  Shared power to vote or to direct the vote

                  -----------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of

                  313,883
                  -----------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of

                  -----------------------------------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable


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

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

ITEM 10.    CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 3, 1998
                                                    --------------
                                                        (Date)


                                                    ALAN S. FISHER
                                                    --------------
                                                      (Signature)


                                                    Alan S. Fisher
                                                    --------------
                                                     (Name/Title)


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